UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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(Rule 14a-101)

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HARBIN ELECTRIC INC.
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Harbin Electric, Inc.
No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin
People’s Republic of China, 150060

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON September 26, 2008

SUPPLEMENT TO PROXY STATEMENT

Dear Stockholders:

We recently sent you proxy materials for our Annual Meeting of the Stockholders of Harbin Electric, Inc., a Nevada corporation (the “Company”), to be held at Shanghai Marriott Hotel Hongqiao, 2270 Hong-Qiao Road, Shanghai, 200336, People’s Republic of China, on September 26, 2008 at 8:30 a.m. (local time).

This supplement provides additional information concerning our directors, director nominee, and executive officers, their compensation, and our auditors. For your convenience, we have enclosed a proxy card with this Supplement. If you have already delivered a properly executed proxy card or if you wish to revoke or change your prior voting instruction, please complete, date, sign and return the enclosed proxy card as soon as possible. If you are a registered holder and have already submitted a properly executed proxy card, you can also attend the Annual Meeting and vote in person to change your vote. If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

/s/ Tianfu Yang
Tianfu Yang Chairman of the Board of Directors and Chief Executive Officer

September 15, 2008

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock by:

(i)	each person known to beneficially own more than five percent of our common stock;

(ii)	each of our directors, nominees, and executive officers; and

(iii)	all of our directors and executive officers as a group.

The number of shares beneficially owned by each director, nominee or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly) shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

Title of Class	Name and Address of Beneficial Owner**	Amount of Beneficial Ownership		Percentage of Class (1)
Common Stock	Tianfu Yang	9,655,854	(2)	43.9%

Common Stock	Suofei Xu	415,000	(3)	1.89%

Common Stock	Tianli Yang	515,000	(4)	2.34%

Common Stock	Zedong Xu	365,000	(5)	1.66%

Common Stock	Ching Chuen Chan	61,000	(6)	*

Common Stock	Patrick McManus	57,500	(7)	*

Common Stock	David Gatton	57,500	(8)	*

Common Stock	Feng Bai	86,667	(9)	*

Common Stock	Yunyue Ye	45,000		*

Common Stock	Lanxiang Gao	150,000	(10)	*

Common Stock	Christy Shue	79,726	(11)	*

Common Stock	Shares of all directors and executive officers as a group (11 persons)	11,338,247	(12)	51.55%

Common Stock	First Wilshire Securities Management, Inc. 1224 East Green Street Suite 200 Pasadena, CA 91106	1,433,997	(13)	6.52%

Common Stock	Citadel Equity Fund Ltd. 131 S. Deaborn St. 32nd Fl. Chicago, IL 60603	1,895,543	(14)	8.62%

Common Stock	Ardsley Partners II, L.P., Ardsley Partners Institutional Fund, L.P., Ardsley Partners Renewable Energy Fund, L.P., Ardsley Advisory Partners, Ardsley Advisory Partners I, and Philip J. Hempleman 262 Harbor Dr. Stamford, CT 06902 Ardsley Offshore Fund Ltd. and Ardsley Renewable Energy Offshore Fund, Ltd. Wickhams Cay 1 Roadtown Tortola British Virgin Islands	4,491,283	(15)	20.42%

* Indicates less than one percent.
** The address of each director, nominee, and executive officer is c/o Harbin Electric, Inc., No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, People’s Republic of China 150060.
(1)	Based on 21,990,454 shares of common stock outstanding as of August 18, 2008.

(2)
Includes options to acquire 22,500 shares of common stock exercisable within 60 days of August 18, 2008. Also includes 2,950,000 shares of common stock owned by Hero Wave Investments Limited, a British Virgin Islands company (“Hero”). Mr. Yang is the sole owner of the equity of Hero and has voting and dispositive control over the shares of common stock held by Hero.

(3)
Includes options to acquire 15,000 shares of common stock exercisable within 60 days of August 18, 2008. Also includes 400,000 shares of common stock owned by Broad Globe Investments Limited, a British Virgin Islands company (“Broad Globe”). Mr. Xu is the sole owner of the equity of Broad Globe and has voting and dispositive control over the shares of common stock held by Sea Giant.

(4)
Includes options to acquire 15,000 shares of common stock exercisable within 60 days of August 18, 2008. Also includes 500,000 shares of common stock owned by Sea Giant Investments Limited, a British Virgin Islands company (“Sea Giant”). Mr. Yang is the sole owner of the equity of Sea Giant and has voting and dispositive control over the shares of common stock held by Broad Globe.

(5)
Includes options to acquire 15,000 shares of common stock exercisable within 60 days of August 18, 2008. Also includes 350,000 shares of common stock owned by Victory Lake Investments Limited, a British Virgin Islands company (“Victory Lake”). Mr. Xu is the sole owner of the equity of Victory Lake and has voting and dispositive control over the shares of common stock held by Victory Lake.

(6)	Includes options to acquire 25,000 shares of common stock exercisable within 60 days of August 18, 2008.

(7)	Includes options to acquire 57,500 shares of common stock exercisable within 60 days of August 18, 2008, all of which are held by Mr. McManus' wife, Debra L. McManus.

(8)	Includes options to acquire 57,500 shares of common stock exercisable within 60 days of August 18, 2008, of which 30,000 shares are held by Mr. Gatton’s wife, Jillian F. McNamara.

(9)	Includes 86,667 shares held by Lighthouse Consulting Limited, an affiliate of Mr. Bai Feng, who may be deemed to beneficially own the shares.

(10)	Includes options to acquire 30,000 shares of common stock exercisable within 60 days of August 18, 20008.

(11)	Includes options to acquire 79,726 shares of common stock exercisable within 60 days of August 18, 2008.

(12)	Includes aggregate options to acquire 317,226 shares of common stock in each case exercisable within 60 days of August 18, 2008.

(13)
First Wilshire Securities Management, Inc. (“First Wilshire”) filed a Schedule 13G with the Securities and Exchange Commission on February 14, 2008 in which it reported beneficial ownership of 1,433,997 shares of common stock, consisting of sole voting power over 515,705 shares of common stock and sole dispositive power over 1,433,997 shares of common stock.

(14)
Citadel Limited Partnership, an Illinois limited partnership (“CLP”), Citadel Investment Group, L.L.C., a Delaware limited liability company (“CIG”), Citadel Investment Group (Hong Kong) Limited, a Hong Kong company (“CIGHK”), Kenneth Griffin, a natural person (“Griffin”), Citadel Wellington LLC, a Delaware limited liability company (“CW”), Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”) and Citadel Equity Fund Ltd., a Cayman Islands company (“CEF,” and collectively, together with CLP, CIG, CIGHK, Griffin, CW and CKGSF, the “Citadel Group”) filed an amendment to its Schedule 13G with the Securities and Exchange Commission (the “SEC”) on February 13, 2008 in which the Citadel Group reported beneficial ownership of 1,895,543 shares of common stock, consisting of sole voting power over no shares of common stock, shared voting power of 1,895,543 shares of common stock, sole dispositive power over no shares of common stock and shared dispositive power over 1,895,543 shares of common stock.

(15)
Ardsley filed a Schedule 13G with the Securities and Exchange Commission on July 8, 2008 in which it reported beneficial ownership of 430,466 shares of common stock by Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"); 279,167 shares of common stock by Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"); 51,600 shares of common stock by Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"); 279,417 shares of common stock by Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"); 89,400 shares of common stock by Ardsley Renewable Energy Offshore Fund, Ltd., a British Virgin Islands corporation ("Ardsley Energy Offshore"); 1,300,000 shares of common stock by Ardsley Advisory Partners, a New York general partnership ("Ardsley"), which serves as Investment Manager of Ardsley Offshore, Ardsley Energy Offshore and the Investment Adviser of AP II, Ardsley Institutional, Ardsley Energy and certain managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Offshore, Ardsley Energy Offshore, AP II, Ardsley Institutional, Ardsley Energy and the managed accounts; 761,233 shares of common stock by Ardsley Partners I, a New York general partnership ("Ardsley Partners"), which serves as General Partner of AP II, Ardsley Institutional and Ardsley Energy; and 1,300,000 shares of common stock by Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by AP II, Ardsley Institutional, Ardsley Energy, Ardsley Offshore, Ardsley Energy Offshore and the managed accounts. Ardsley, the Investment Manager of Ardsley Offshore and Ardsley Energy Offshore and the Investment Adviser of certain managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore, Ardsley Energy Offshore and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock. Ardsley, the Investment Adviser of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock. Ardsley Partners, the General Partner of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock. Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, AP II, Ardsley Institutional, Ardsley Energy, Ardsley Energy Offshore and the managed accounts. Mr. Hempleman disclaims beneficial ownership of all of the shares of Common Stock reported in the Schedule 13G.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes the overall compensation practices at Harbin Electric, Inc, (the “Company”) and specifically describes the compensation for the following named executive officers (“NEOs”) :

•	Tianfu Yang, Chairman and Chief Executive Officer
•	Zedong Xu, Chief Financial Officer

The Compensation Committee of our Board of Directors (the “Committee”) evaluates, recommends to the Board of Directors, and/or determines the compensation programs of the Company’s executives, including the Chief Executive Officer and the Chief Financial Officer. The Board of Directors bears the ultimate responsibility for approving our executive compensation programs. The Committee has three members, David Gatton, Patrick McManus and Feng Bai, who are considered “independent directors”, as defined in the NASDAQ Stock Market Listing Standards currently in effect and meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, as determined by the Board of Directors. David Gatton serves as the Chairman of the Committee.

Compensation Philosophy and Objectives

Our primary goal with respect to our compensation programs has been to attract and retain the most talented and dedicated employees in key positions in order to compete effectively in the market place, successfully execute our growth strategies, and create lasting shareholder value. The Committee evaluates both individual and Company performance when determining the compensation of our executives. Our executives’ overall compensation is tied to the Company financial and operational performance, as measured by revenues and net income, as well as to accomplishing strategic goals such as merger and acquisitions and fund raising. The Committee believes that a significant portion of our executive’s total compensation should be at-risk compensation that is linked to stock-based incentives to align their interests with those of shareholders.

Additionally, the Committee has determined that an executive officer who is a Chinese national and is based in China will be entitled to a locally competitive package and an executive officer who is an expatriate or who is based in the U.S. will be paid a salary commensurate with those paid to the executives in the U.S. The Committee evaluates the appropriateness of the compensation programs annually and may make adjustments after taking account the subjective evaluation described previously.

We apply our compensation policies consistently for determining compensation of our chief executive officer as we do with the other executives. The Committee assesses the performance of our chief executive officer annually and recommends the base salary and incentive compensation of our chief executive officer to the Board for approval.

Our Chief Executive Officer is primarily responsible for the assessment of our other executive officers’ performance. Ultimately, it is the Committee’s evaluation of the chief executive officer’s assessment along with competitive market data that determines each executive’s total compensation.

Elements of Our Executive Compensation Programs

Base Salary. All full time executives are paid a base salary. Base salaries for our named executives are set based on their professional qualifications and experiences, education background, scope of their responsibilities, taking into account competitive market compensation levels paid by other similar sized companies for similar positions and reasonableness and fairness when compared to other similar positions of responsibility within the Company. Base salaries are reviewed annually by the Committee, and may be adjusted annually as needed.

Annual Bonuses. The Company does not pay guaranteed annual bonuses to our executives or to employees at any level because we emphasize pay-for-performance. The Committee determines cash bonuses towards the end of each fiscal year to award our executive officers including our Chief Executive Officer and Chief Financial Officer based upon a subjective assessment of the Company’s overall performance and the contributions of the executive officers during the relevant period.

Equity Incentive Compensation. A key element of our pay-for-performance philosophy is our reliance on performance-based equity awards through the Company’s stock option plan. This program aligns executives’ and shareholders’ interests by providing executives an ownership stake in the Company. Our Compensation Committee has the authority to award equity incentive compensation, i.e. stock options, to our executive officers in such amounts and on such terms as the Committee determines in its sole discretion. The Committee reviews each executive’s individual performance and his or her contribution to our strategic goals and determines the amount of stock options to be awarded towards the end of the fiscal year. The Committee grants equity incentive compensation at times when there are not material non-public information to avoid timing issues and the appearance that such awards are made based on any such information. The exercise price is the closing market price on the date of the grant.

Service-Based Stock Option Awards and Severance Plan. In certain circumstances, the Committee makes service-based stock option awards to retain key employees, recruit new senior-level executives, or recognize a significant promotion. Service based stock option awards are used infrequently and can be awarded any time during the year. Occasionally a severance plan is provided to retain or recruit a top executive talent at the sole discretion of the Committee.

Other Compensation. We provide our executives with certain other benefits, including reimbursement of business and entertainment expenses, health insurance, vacation and sick leave plan. The compensation committee in its discretion may revise, amend or add to the officer’s executive benefits as it deems necessary. We believe that these benefits are typically provided to senior executives of similar companies in China and in the U.S.

The Compensation Committee has reviewed and discussed the discussion and analysis of the Company’s compensation which appears above with management, and, based on such review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the above disclosure be included in our Annual Report on Form 10-KSB for the year ended December 31, 2007 and in this proxy statement.

The members of the Compensation Committee are:

David Gatton, Chairman
Patrick McManus
Feng Bai

A copy of the our Compensation Committee Charter, as well as copies of our Audit Committee Charter, Nominating and Corporate Governance Committee Charter and our Code of Ethics can be obtained through our website at www.harbinelectric.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Summary Compensation Table

The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during each of the Company’s last three fiscal years to each of the following named executive officers (the “Named Executive Officers”).

	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All other compensation(2) ($)	Total ($)

Tianfu Yang, CEO	2007	23,715	0	0	0	23,715
	2006	10,460	0	11,880	0	22,340
	2005	8,000	0	-	0	8,000

Zedong Xu, CFO	2007	14,229	0	0	0	14,229
	2006	10,460	0	7,920	0	18,380
	2005	8,000	0	-	0	8,000

(1) Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to FAS 123(R) with respect to 2006. See Note 17 of consolidated financial statements for assumptions made in the valuations.

(2) The aggregate amounts of perquisites and other personal benefits paid to each Named Executive Officers did not exceed $10,000.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable		Option Exercise Price ($)	Option Expiration Date
Tianfu Yang, CEO	20,000	10,000	(1)	$8.10	2/ 6/11
Zedong Xu,CFO	13,333	6,667	(1)	$8.10	2/ 6/11

(1) These options will vest in twelve equal quarterly installments over a three year period commencing on May 6, 2006.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year-End Values

There were no options exercised by the named executive officers in 2007.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Employment Contract

We do not have employment agreements with our current Chief Executive Officer and Chief Financial Officer who are Chinese nationals and who are the founders of the Company.

In general, we do not have employment agreements with our employees who are Chinese Nationals and who are based in China.

On November 26, 2007, in connection with the Employment Agreement dated November 27, 2007 between the Company and Christy Young Shue, the Company’s Executive Vice President of Finance and Investor Relations, the Company granted options (the “Options”) to purchase 260,000 shares of the Company’s Common Stock, at an exercise price $15.60, the closing price on November 26, 2007. One-fifth (1/5) of the options (52,000 shares) vested immediately. The remaining options vest over a 3-year period, with 13.33% shares vesting on the 180th day of the effective date of the Employment Agreement, and the balance vesting thereafter on a semi-annual basis over the course of the following three (3) years.

In the event Ms. Shue's employment is terminated without cause, she will be eligible to receive any base salary earned to the date of termination, a severance amount equal three (3) times her current base salary in effect on the date of termination and the immediate vesting of any unvested options.

Director Compensation

The following table summarizes compensation that our directors earned during 2007 for services as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Options Awards ($)		All Other Compensation ($) (1)	Total ($)
Ching Chuen Chan	12,000	0	(2)	0	12,000
David Gatton	24,000	0	(3)	0	24,000
Patrick McManus	24,000	0	(4)	0	24,000
Feng Bai	12,000	0		0	12,000
Yunyue Ye	0	0		0	0

(1) The aggregate amounts of perquisites and other personal benefits paid to the Company’s directors does not exceed $10,000.

(2) During the fiscal year ended December 31, 2005, Mr. Ching Chuen Chan received a stock option award of 50,000 shares at an exercise price of $3.10 per share all of which have vested and are currently exercisable.

(3) Mr. David Gatton received a stock option grant of 10,000 shares in February 2006 at an exercise price of $8.10 per share, 6,667 of which vested and were exercisable as of December 31, 2007.  During the fiscal year ended December 31, 2005, Mr. David Gatton received a stock option award of 50,000 shares at an exercise price of $3.10 per share, all of which have vested and are currently exercisable

(4) Mr. Patrick McManus received a stock option grant of 10,000 shares in February 2006 at an exercise price of $8.10 per share, 6,667 of which vested and were exercisable as of December 31, 2007.  During the fiscal year ended December 31, 2005, Mr. Patrick McManus received a stock option award of 50,000 shares at an exercise price of $3.10 per share, all of which have vested and are currently exercisable.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2007.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	1,185,000	$8.32	381,667
Total	1,185,000	$8.32	381,667

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There has not been, since January 1, 2007, nor is there currently pending, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest other than the following:

On June 16, 2007, the Company entered into an Asset Purchase Agreement with Harbin Tech Full Electric Co., Ltd., a People’s Republic of China limited liability company and a wholly owned subsidiary of the Company (“Harbin Tech”), Harbin Taifu Auto Electric Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“Tianfu Auto”), Harbin Tech Full Industry Co., Ltd., a shareholder of Tianfu Auto (“HTFI”), Tianfu Yang, Suofei Xu and Zedong Xu, shareholders of HTFI, and Tianli Yang, a shareholder of both Tianfu Auto and HTFI (together with Tianfu Yang, Suofei Xu and Zedong Xu, the “Shareholders”).

Taifu Auto, was 98% owned by HTFI which was wholly owned by the Shareholders and was controlled by the Company’s Chairman and Chief Executive Officer, Mr. Tianfu Yang. The remaining 2% of Taifu Auto was owned by Tianli Yang, Vice President of the Company. The Shareholders are comprised of Tianfu Yang, Chief Executive Officer and director of the Company, Tianli Yang, Vice President of the Company, Suofei Xu, Vice President and director of the Company, and Zedong Xu, Chief Financial Officer of the Company.

Pursuant to the terms of the Asset Purchase Agreement, Taifu Auto sold substantially all of its non-cash assets, including but not limited to, fixed assets in the form of equipment and inventory, customer, prospect and marketing lists, technology and intellectual property including all patents, trademarks, tradenames, copyrights and trade secrets, good will, accounts receivable and contract rights to Harbin Tech. In consideration for the sale of Taifu Auto’s assets, Taifu Auto received an aggregate purchase price consisting of (x) a cash payment in the amount of four million dollars ($4,000,000), and (y) 473,354 newly issued shares of the Company’s common stock. The transaction price was within the limitations established by the Company’s indenture relating to its senior secured floating rate notes, which was negotiated at arms length, was approved by the Company’s board, and expressly contemplated the Taifu Auto acquisition. Pursuant to the terms of the indenture, the amount of consideration given was not to exceed $10.5 million in value, nor to include more than $4.0 million in cash or more than $6.5 million in shares of the Company’s common stock (valued on the basis of the volume weighted average price of such shares for the 15 trading days immediately prior to execution of a commitment to make such acquisition).

ADDITIONAL INFORMATION REGARDING OUR
INDEPENDENT PUBLIC ACCOUNTANTS

Our former auditors, the firm of Kabani & Company, Inc. served as our independent auditors from January 24, 2005 to December 14, 2006. The decision to dismiss Kabani & Company, Inc. was approved by our Board of Directors. There were no disagreements with Kabani & Company, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Kabani & Company, Inc. would have caused Kabani & Company, Inc. to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods. No representative from Kabani & Company, Inc. is expected to be present at the Annual Meeting.

Aggregate fees billed to us by Moore Stephen Wurth Frazer and Torbet, LLP, our current auditors, and Kabani & Company, Inc. during the fiscal year ended December 31, 2006 were:

2006
Audit Fees	$242,500
Audit Related Fees	-
Tax Fees	-
All Other Fees	-
Total	$242,500

Ratification of the appointment of the independent public accounts requires the affirmative vote of a majority of the shares presented in person or represented by proxy at the Annual Meeting, provided a quorum exists.

HARBIN ELECTRIC, INC.

PROXY FOR ANNUAL MEETING

TO BE HELD ON SEPTEMBER 26, 2008

The undersigned stockholder of Harbin Electric, Inc., a Nevada corporation (the “ Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Tianfu Yang and Zedong Xu, or any of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of the Company to be held at 8:30 a.m. (local time), at Shanghai Marriott Hotel Hongqiao, 2270 Hong-Qiao Road, Shanghai, 200336, People’s Republic of China on September 26, 2008, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

The Board of Directors recommends that you vote “FOR” each proposal.
1.

Elect seven (7) Directors	1. Tianfu Yang	2. Lanxiang Gao	3. Ching Chuen Chan
	4. Patrick McManus	5. David Gatton	6. Feng Bai
7. Yunyue Ye

☐ FOR all nominees listed above (except those whose names or numbers have been written on the line below).	☐ WITHHOLD AUTHORITY to vote for all nominees listed above.
_________________________________________________

2.	Proposal to ratify the appointment of Moore Stephen Wurth Frazer and Torbet, LLP as the Company’s independent auditors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “ FOR ” EACH PROPOSAL SPECIFICALLY IDENTIFIED ABOVE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Date: _____________, 2008	___________________________________________

___________________________________________
PLEASE DATE AND SIGN ABOVE exactly as name appears at the left, indicating, where proper, official position or representative capacity. For stock held in joint tenancy, each joint owner should sign.